SCHEDULE 14A
                            (Rule 14a-101)
                INFORMATION REQUIRED IN PROXY STATEMENT
                       SCHEDULE 14A INFORMATION
  Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act
  of 1934
                          (Amendment No.    )

  Filed by the registrant [X]
  Filed by a party other than the registrant [  ]
  Check the appropriate box:
  [ ]     Preliminary proxy statement
  [X ]    Definitive proxy statement
  [  ]    Definitive additional materials
  [  ]    Soliciting material pursuant to Rule 14a-11(c) or Rule 14a-12

                  SOUTH ALABAMA BANCORPORATION, INC.

                 (Name of Registrant as Specified in its Charter)

                  SOUTH ALABAMA BANCORPORATION, INC.

                 (Name of Person(s) Filing Proxy Statement)


  Payment of filing fee (Check the appropriate box):

  [ ]     $125 per Exchange Act Rule 0-11(c)(1)(ii), 14a-6(i)(1), or
           14a-6(i)(2) or Item 22(a)(2) of Schedule     14A.
  [  ]    $500 per each party to the controversy pursuant to Exchange Act
          Rule 14a-6(i)(3).
  [  ]    Fee computed on table below per Exchange Act Rules 14a-6(i)(4)
          and 0-11.
      1)  Title of each class of securities to which transaction applies:

      2)  Aggregate number of securities to which transaction applies:

      3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):
     _______________________________________________________________________
      4)  Proposed maximum aggregate value of transaction:
     _______________________________________________________________________
      5)  Total fee paid:
     _______________________________________________________________________
  [X ]    Fee previously paid with preliminary materials.

  [  ]    Check box if any part of the fee is offset as provided by Exchange
          Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.
      1)  Amount previously paid:
     _______________________________________________________________________
      2)  Form, schedule or registration statement no.:
     _______________________________________________________________________
      3)  Filing party:
     _______________________________________________________________________
      4)  Date filed:
       _____________________________________________________________________

             SOUTH ALABAMA BANCORPORATION, INC.
                  Post Office Box 3067
                  Mobile, AL 36652


                           November 15, 1996


To the Stockholders of
South Alabama Bancorporation, Inc.


Dear Fellow Stockholders:

   A special meeting of the Stockholders (the "Special Meeting") of South Alabama Bancorporation, Inc., a Delaware corporation ("SAB"), will be held at 10:00 a.m., local time, on Friday, December 20, 1996, at 100 Saint Joseph Street, Mobile, Alabama, 36602. The enclosed notice of special meeting and proxy statement contain detailed information about the business to be transacted at the Special Meeting.

   You are being asked to consider and approve a proposal (the "Reincorporation Proposal") which provides, among other things, for the change of SAB's state of incorporation from Delaware to Alabama through a merger of SAB into SAB Newco, Inc., an Alabama corporation ("Newco"), in a transaction in which the surviving corporation will be Newco and the stockholders of SAB will become owners of all of the outstanding shares of Newco, and for related changes in SAB's organizational documents. As a part of the Reincorporation Proposal, upon the effectiveness of the merger contemplated thereby Newco will change its name to South Alabama Bancorporation, Inc.

   Your Board of Directors believes that the Reincorporation Proposal is in the best interest of SAB and all of its stockholders and unanimously recommends that you vote "FOR" this proposal. The Reincorporation Proposal and the reasons for our recommendations are set forth in the accompanying Proxy Statement, which you are asked to read at your earliest convenience.

   On behalf of the Board of Directors and Management, I cordially invite you to attend the Special Meeting.

   The prompt return of your proxy in the enclosed business return envelope will save the company additional expenses of solicitation and will help ensure that as many shares as possible are represented.

                                   Sincerely,

                                   /s/ W. Bibb Lamar, Jr.
                                   W. Bibb Lamar, Jr.
                                   President and Chief Executive Officer


                  SOUTH ALABAMA BANCORPORATION, INC.

               NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
                     TO BE HELD DECEMBER 20, 1996



     Notice is hereby given that a Special Meeting of the Stockholders (the "Special Meeting") of South Alabama Bancorporation, Inc., a Delaware corporation ("SAB"), will be held at 100 Saint Joseph Street, Mobile, Alabama, 36602, on Friday, December 20, 1996, at 10:00 a.m. local time, for the following purposes:

     1. To consider and vote upon a proposal (the "Reincorporation Proposal") which provides, among other things, for the change of SAB's state of incorporation from Delaware to Alabama through a merger of SAB into SAB Newco, Inc., an Alabama corporation and a wholly owned subsidiary of SAB ("Newco"), in a transaction in which the surviving corporation will be Newco, and the stockholders of SAB will become owners of all of the outstanding shares of Newco, and for related changes in the company's organizational documents; and

     2. To transact such other business as may properly come before the Special Meeting or any adjournment or adjournments thereof.

     The close of business on November 12, 1996, has been fixed by the Board of Directors of SAB as the record date for determining the stockholders entitled to notice of, and to vote at, the Special Meeting.

     You are cordially invited to attend the Special Meeting. Whether or not you plan to attend the Special Meeting, you may ensure your representation by completing, signing, dating and promptly returning the enclosed Proxy Card. A return envelope, which requires no postage if mailed in the United States, has been provided for your use. If you attend the Special Meeting and inform the secretary of the company in writing that you wish to vote your shares in person, your proxy will not be used.

     By order of the Board of Directors.


                              /s/ F. Michael Johnson
                              F. Michael Johnson, Chief Financial Officer
                              and Secretary



                       SOUTH ALABAMA BANCORPORATION, INC.
                       100 Saint Joseph Street,
                         Mobile, Alabama 36602


                           PROXY STATEMENT
                   Special Meeting of Stockholders,
                       Friday, December 20, 1996


     This Proxy Statement is furnished in connection with the solicitation on behalf of the Board of Directors of South Alabama Bancorporation, Inc., a Delaware corporation ("SAB"), of proxies for use at the special meeting of stockholders (the "Special Meeting") to be held at 100 Saint Joseph Street, Mobile, Alabama, 36602, on Friday, December 20, 1996, at 10:00 a.m., local time, and any adjournment or adjournments thereof, for the purposes set forth in the accompanying Notice of Special Meeting of Stockholders.

     This Proxy Statement and the accompanying proxy card are first being mailed on or about November 15, 1996, to all stockholders of SAB. Only holders of record of SAB's common stock, $.01 par value (the "SAB Delaware Shares"), at the close of business on November 12, 1996 (the "Record Date"), will be entitled to vote at the Special Meeting.

                           VOTING SECURITIES

     As of the Record Date, there were 4,227,136 SAB Delaware Shares outstanding. Each SAB Delaware share entitles the holder thereof to one vote. A quorum for the Special Meeting is a majority of the SAB Delaware Shares outstanding. There are no other voting securities of SAB outstanding.

     Approval of the Reincorporation Proposal (defined hereinafter), pursuant to the Delaware General Corporation Law ("DGCL"), will require the affirmative vote of the holders of at least a majority of the outstanding SAB Delaware Shares.

                       Security Ownership of
                             Directors,

                Nominees, 5% Stockholders and Officers


     The only person known to beneficially own more than 5% of SAB's outstanding Common Stock is Thomas E. McMillan, Jr. The tabulation below reflects the number of shares beneficially owned by (i) Thomas E. McMillan, Jr.; (ii) each director and nominee of SAB; (iii) certain executive officers; and (iv) the directors and officers of SAB, as a group.




                                 Number of Shares and Nature of Beneficial
                                 Ownership as of October 31, 1996(1)


                                            Voting/Investment Power

                                                                                 Percentage of
  Name of Beneficial Owner or Group                                              Total
  (and Address of 5% Stockholders)           Sole       Shared        Aggregate  Outstanding(2)

  Thomas E. McMillan, Jr.
  (P.O. Box 809, Brewton, AL 36427) . . . . .72,870(3)  206,306(4)    279,176      6.60%
  John B. Barnett, Jr.(5). . . . . . . . . . 71,901     111,807(6)    183,708      4.34
  John B. Barnett, III(5). . . . . . . . . . 60,787     114,818(7)    175,605      4.15
  Stephen G. Crawford. . . . . . . . . . . . 50,644      19,700(8)     70,344      1.66
  Haniel F. Croft. . . . . . . . . . . . . .  1,662                     1,662       .03
  David C. De Laney. . . . . . . . . . . . . 10,000      18,200(9)     28,200       .66
  Lowell J. Friedman . . . . . . . . . . . . 73,533       2,000(10)    75,533      1.78
  Broox G. Garrett, Jr.(11). . . . . . . . .  4,361      54,020(12)    58,381      1.38
  James P. Hayes, Jr.. . . . . . . . . . . .  3,410      25,079(13)    28,489       .67
  Clifton C. Inge. . . . . . . . . . . . . . 25,300                    25,300       .59
  W. Bibb Lamar, Jr. . . . . . . . . . . . . 26,250(14)   2,450(15)    28,700       .66
  J. Richard Miller, III(16) . . . . . . . .111,942(17)   2,500(18)   114,442      2.70
  J. Stephen Nelson. . . . . . . . . . . . . 14,281(19)     395(20)    14,676       .34
  Earl H. Weaver(11)(16) . . . . . . . . . . 39,614      42,565(21)    82,179      1.94

  All directors and officers
  of SAB as a group (16 persons) . . . . . .592,666     599,840     1,192,506(22) 27.83%






     (1) The number of shares reflected are shares that, under applicable regulations, are deemed to be beneficially owned. Shares deemed to be beneficially owned, under those regulations, include shares as to which, through any contract, relationship, arrangement, understanding, or otherwise, either voting power or investment power is held or shared directly or indirectly. Shares deemed to be beneficially owned also include shares which may be acquired within sixty days. The total number of shares beneficially owned is broken down, when applicable, into the following two categories: (i) shares as to which voting power/investment power is held solely; and (ii) shares as to which voting power/investment power is shared. The percentage calculation is based on the aggregate number of shares beneficially owned.

     (2) The percentage calculations for Mr. Lamar and Mr. Nelson assume that all 38,692 shares subject to their exercisable outstanding options at October 31, 1996, were outstanding. The percentage calculation for all directors and officers of SAB, as a group, assumes that all 56,692 shares subject to exercisable outstanding options at October 31, 1996, were outstanding.

     (3) Includes 29,600 shares owned by Thomas, Ltd., a limited partnership. Mr. McMillan is managing general partner of the partnership.

     (4) Includes 114,956 shares owned by McMillan, Ltd., a limited partnership of which Mr. McMillan is a managing partner, and 72,036 shares and 19,314 shares owned by Mr. McMillan as co-trustee under the wills of his mother and father, respectively.

     (5)  Mr. Barnett, Jr. is the father of Mr. Barnett, III.

     (6) Includes 70,347 shares owned by Mr. Barnett's spouse. Also includes 41,460 shares owned by Mr. Barnett and Frances B. Turner as Trustees under the Will of J. B. Barnett, deceased. Mr. Barnett disclaims beneficial ownership of these shares.

     (7) Includes 5,195 shares owned by Mr. Barnett's spouse. Mr. Barnett disclaims beneficial ownership of these shares. Also includes 9,975 shares in each of the following trusts: Courtney Clark Barnett Irrevocable Trust; John Bigham Barnett, IV Irrevocable Trust; Mallory Hayles Barnett Irrevocable Trust. Also includes 79,698 shares held in the Annie Maud Barnett Grantor Retained Annuity Trust, which will expire on December 3, 1996, at which time the shares will be divided equally between Mr. Barnett and his two sisters.



     (8) Includes 16,000 shares owned by the trustee of Mr. Crawford's self-directed subaccount of his law firm's retirement plan. The figure also includes the following shares as to which Mr. Crawford disclaims any actual beneficial ownership: 3,000 shares owned by Mr. Crawford as trustee for his two children; 500 shares owned by his wife; and 200 shares owned by his wife as custodian for two children under the Uniform Transfers to Minors Act.


     (9) All such shares owned by Management Consultants, Ltd., an Alabama limited partnership. The trustee of Mr. De Laney's employer's retirement plan is sole limited partner of the partnership. Mr. De Laney may be deemed to share voting and investment power with respect to those shares.


    (10) Includes 2,000 shares owned by Mr. Friedman's wife, as to which shares he may be deemed to share voting and investment power.


    (11)  Mr. Garrett and Mr. Weaver are first cousins.


    (12) Includes 2,714 shares owned by Mr. Garrett as custodian for two children under the Uniform Transfers to Minors Act, 44,822 shares as trustee of the Broox G. Garrett Family Trust and 6,484 shares owned jointly with his wife as joint tenants.


    (13) All such shares are owned by Mr. Hayes as co-trustee for the Elizabeth Brannon Hayes Marital Trust.


    (14) Includes 26,000 shares subject to purchase within 60 days pursuant to options granted to Mr. Lamar, as to which he would have sole voting and investment power.


    (15) Includes 1,655 shares owned by the trustee of Mr. Lamar's self-directed IRA account. The figure also includes 650 shares owned by Mr. Lamar as custodian under the Uniform Transfers to Minors Act and 145 shares owned by his wife through her self-directed IRA account.


    (16)  Mr. Miller is Mr. Weaver s wife s first cousin.


    (17) Includes 111,452 shares owned by Miller Investments, a general partnership. Mr. Miller is Managing Partner of the partnership.


    (18) All such shares are owned by Mr. Miller as trustee of two separate trusts of which Mr. Miller's children are the beneficiaries.


    (19) Includes 7,692 shares subject to purchase within 60 days pursuant to options granted to Mr. Nelson, as to which he would have sole voting and investment power.


    (20)  All such shares are owned by Mr. Nelson s wife.


    (21) Includes 27,698 shares owned by Mr. Weaver's wife as to which Mr. Weaver disclaims any actual beneficial ownership and 14,867 shares owned jointly with his wife as tenants in common.


    (22) Includes 56,692 shares subject to purchase within 60 days pursuant to options granted to officers of SAB, as to which they would have sole voting and investment power.



                      REINCORPORATION IN ALABAMA

  General


  Each member of SAB's Board of Directors, for the reasons set forth below, has approved and recommends that SAB's stockholders approve a proposal
  (the "Reincorporation Proposal") which provides, among other things, for the change of SAB's state of incorporation from Delaware to Alabama. This change in the state of incorporation (the "Reincorporation") will be accomplished through a merger (the "Merger") of SAB with and into SAB Newco, Inc., an Alabama corporation ("Newco"), a wholly owned subsidiary of SAB which was recently formed as a vehicle to effect the Reincorporation. (The name of the surviving corporation following the Merger will be South Alabama Bancorporation, Inc., and reference hereafter to Newco shall, where appropriate, mean the surviving corporation.)

     Stockholders of SAB who do not vote in favor of the Reincorporation Proposal will not be entitled to appraisal rights under Section 262 of the DGCL in connection with the Reincorporation Proposal.


  Principal
   Reasons for the Proposed Reincorporation

     SAB was originally incorporated as a Delaware corporation in 1985. SAB chose Delaware primarily because franchise and related taxes were substantially less as a Delaware corporation than as an Alabama corporation. Other factors were Delaware's extensive and well-defined body of corporate law, its prominence as a state of incorporation and the greater protection against directors personal liability afforded by Delaware law. Since that time, however, the Alabama Business Corporation Act (the "ABCA") has been revised to provide a more comprehensive and flexible system of corporate laws and to permit broader protection against director liability.

     More significantly, franchise taxes will be substantially less as an Alabama corporation. SAB paid approximately $26,677.58 in Delaware domestic corporation and Alabama foreign corporation franchise taxes in fiscal 1995. The comparable taxes as an Alabama corporation would have been $1,947.74. Reincorporation into Alabama will also further SAB's identification with the state in which its headquarters are located and in which virtually all of its business is conducted. SAB has no operations in Delaware.

  Plan of Merger

     SAB will be merged with and into Newco pursuant to the terms of a proposed Plan of Merger (the "Plan"), a copy of which is attached as Exhibit A to this Proxy Statement. Upon the completion of the Merger, the owners of each outstanding share of common stock of SAB will own one (1) share of common stock of Newco without any action on their part, and each outstanding certificate representing a share or shares of SAB common stock will continue to represent the same number of shares of Newco common stock (i.e., a certificate representing one share of SAB common stock will then equal one share of Newco common stock). Thus, it will not be necessary for stockholders of SAB to exchange their existing stock certificates. The common stock of SAB will continue to be traded on the over-the-counter market and reported on the NASDAQ market under the SABC symbol subsequent to the Merger.

     The Newco Articles of Incorporation and Bylaws will be the Articles of Incorporation and Bylaws of the surviving corporation, except that, upon the effectiveness of the Merger Newco's name will be changed to South Alabama Bancorporation, Inc. The Articles of Incorporation of Newco are attached hereto as Exhibit B. The discussion contained in this Proxy Statement is qualified in its entirety by reference to Exhibits A and B.


  Effect of Reincorporation and Merger

     The Reincorporation and the Merger will effect a change in the legal domicile of SAB and other changes of a legal nature, the most significant of which are described in this Proxy Statement. However, the Reincorporation and Merger will not result in any change in the name, business, management, location of SAB's principal executive offices or other facilities, assets, liabilities, net worth or accounting practices. In addition, all of the directors, officers and employees of SAB will, upon consummation of the Merger, become officers, directors and employees of Newco, and outstanding SAB Delaware Shares will be converted to an equal number of shares, $.01 par value, of Newco (the "Newco Common Shares"). Moreover, as noted above, the shares of the surviving corporation's common stock will continue to be traded on the over-the-counter market and reported on the NASDAQ market.


  Principal Differences in Corporate Charters

     SAB's Certificate of Incorporation is almost identical to Newco's Articles of Incorporation, except for differences which relate to differences between the ABCA and the DGCL. What follows is a summary of the material differences between the ABCA and the DGCL which have a material impact on shareholder rights. The discussion below, however, is qualified in its entirety by reference to the ABCA and DGCL.

     Limitation on Director Liability. Both the ABCA and the DGCL allow charter documents to limit the personal liability of directors in certain circumstances; however, the two statutes prescribe slightly different limitations. In Alabama, articles of incorporation may not eliminate or limit the liability of a director for: (i) the amount of a financial benefit received by a director to which he or she is not entitled, (ii) an intentional infliction of harm on the corporation or the shareholders,
  (iii) making an unlawful distribution, (iv) an intentional violation of criminal law, or (v) a breach of the director s duty of loyalty to the corporation or its shareholders.

     The Delaware statute prohibits any limitation of liability: (i) for any breach of a director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) for paying an illegal dividend or approving an illegal stock purchase or redemption, or
  (iv) for any transaction from which the director derived an improper personal benefit.

     Both the Certificate of Incorporation of SAB and the Articles of Incorporation of Newco protect directors from liability to the fullest extent permitted by applicable law. SAB is not aware of any pending or threatened litigation or proceeding, including any derivative proceeding applicable to it, to which the limitations on director liability under the ABCA or the DGCL would apply.

     Indemnification. The Certificate of Incorporation of SAB and the Articles of Incorporation of Newco both provide for indemnification of directors and officers to the full extent permitted by applicable law. SAB also has an indemnification provision in its Bylaws which reiterates the indemnification provision in its Certificate of Incorporation. Newco has no indemnification provisions in its Bylaws.

  Under Section 145 of the DGCL, directors, officers and other employees and individuals may be indemnified against expenses (including attorney's fees), judgments, fines and amounts paid in settlement in connection with specified actions, suits or proceedings, whether civil, criminal, administrative or investigative (other than action by or in the right of the corporation--a "derivative action") if they acted in good faith and in a manner they reasonably believed to be in, or not opposed to, the best interest of the corporation, and, regarding any criminal action or proceeding, had no reasonable cause to believe their conduct was unlawful.
  A similar standard is applicable in the case of derivative actions, except that indemnification only extends to expenses (including attorney's fees) incurred in connection with defense or settlement of such actions. The
  DGCL requires court approval before there can be any indemnification where the person seeking indemnification has been found liable to the corporation. To the extent that a person otherwise eligible to be indemnified is successful on the merits of any claim or defense described above, indemnification for expenses (including attorney's fees) is mandated by the DCGL. Advancement of such expenses (i.e., payment prior to a determination on the merits) is permissive only, and such person must repay such expenses if it is ultimately determined that he is not entitled to indemnification.

     The ABCA's indemnification provisions, set forth in Division E of
  Article 8 of the ABCA, are similar to the indemnification provisions of the DCGL. A primary difference is that in Alabama the standard of conduct for which indemnification is permitted is different in the case of conduct in one's official capacity as compared to conduct not in one's official capacity. In the case of conduct in one's official capacity, indemnification is only permitted if the individual reasonably believed that the conduct was in the corporation's best interest. In the case of conduct not in one's official capacity, the individual must reasonably believe that the conduct was not opposed to the best interest of the corporation. Another significant difference in the ABCA is that it does not restrict indemnification for actions by or in the right of the corporation to those incurred solely in connection with the defense or settlement of such actions. The ABCA also has a stricter standard for advancement of expenses, requiring the director to affirm in writing his good faith belief in his entitlement thereto, and requiring a lack of known facts suggesting otherwise.

     Shareholder Votes. Generally, the ABCA requires a majority vote of the shares voting at a meeting where a quorum is present. However, a majority of all shares entitled to vote is required to amend the articles of incorporation in a manner giving rise to dissenter's rights, and two-thirds of all shares entitled to vote are generally required to approve a merger or the sale of all or substantially all of the corporation s assets.

     Under the DGCL, in all matters other than the election of directors, certain mergers, sale of substantially all of the corporation's assets and certain amendments to the certificate of incorporation, the affirmative vote of the majority of shares present in person or by proxy is required. Directors are elected by a plurality of the votes of the shares present. Certain mergers, asset sales, and amendments to the certificate of incorporation require the affirmative vote of the holders of a majority of the outstanding shares entitled to vote thereon.

     SAB's Certificate of Incorporation requires a greater vote to approve certain actions in certain circumstances, and Newco's Articles of Incorporation contain identical provisions.

     Appraisal or Dissenter's Rights. Under the ABCA, a shareholder is entitled to dissent from and, upon perfection of his or her dissenter's rights, to obtain fair value for his or her shares in the event of certain corporate actions, including certain mergers, consolidations, share exchanges, sales of substantially all of the assets of the corporation, and amendments to the corporation's articles of incorporation that materially affect the shareholder's rights with respect to his or her shares.

     Under the DGCL, appraisal rights are available in connection with certain mergers or consolidations, unless otherwise provided in the corporation's certificate of incorporation. Even in event of those mergers or consolidations, unless the certificate of incorporation otherwise provides, the DGCL does not provide appraisal rights (i) if the shares of the corporation are listed on a national securities exchange or held of record by more than 2,000 shareholders (as long as in the merger the shareholders receive shares of the surviving corporation or any other corporation the shares of which are listed on a national securities exchange or held of record by more than 2,000 shareholder) or (ii) if the corporation is the surviving corporation and no vote of its shareholders is required for the merger. SAB does not have over 2,000 shareholders of record, and its Certificate of Incorporation does not eliminate appraisal rights.

     Anti-takeover provision. Section 203 of the DGCL, designed primarily to regulate the second step of a two tiered takeover attempt, applies to a broad range of "business combinations" between a Delaware corporation, such as SAB, and an "interested stockholder." That section defines a "business combination" as including mergers, consolidations, sales and other dispositions of 10% or more of the assets, issuances of stock and almost any related party transaction. An interested stockholder is defined to include any person (other than the corporation or any of its majority-owned subsidiaries) who beneficially owns, directly or indirectly, 15% or more of the outstanding voting stock of the corporation. Delaware law prohibits a corporation from engaging in a business combination with an interested stockholder for a period of three years following the date on which the stockholder became an interested stockholder, unless (a) the board of directors approved either the business combination or the transaction which resulted in the stockholders becoming a interested stockholder before the person became an interested stockholder; (b) upon consummation of the transaction which resulted in the stockholder's becoming an interested stockholder, such stockholder owned at least 85% of the voting stock outstanding when the transaction began, excluding for purposes of determining the number of shares outstanding, those shares owned by persons who are directors and also officers of the corporation and by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or (c) the board of directors approved the business combination after the stockholder became an interested stockholder and the business combination is approved by at least 66 2/3% of the outstanding voting stock not owned by such stockholder at a meeting of the stockholders. SAB has not taken any action to opt out of the restrictions contained in Section 203 of the DGCL. Alabama does not have such an anti-takeover provision, and the Articles of Incorporation and Bylaws of Newco contain no such provision. Section 203 of the DGCL was enacted in 1988, approximately three years after SAB's incorporation.

     Dividends. A Delaware corporation may pay dividends out of any surplus and, if it has no surplus, out of any net profits for the fiscal year in which the dividend is declared and/or the preceding fiscal year, provided that such payment will not reduce the capital below the amount of capital represented by all classes of shares having a preference upon the distribution of assets.

     An Alabama corporation is prohibited from making distributions if, after giving effect to a distribution: (1) the corporation would not be able to pay its debts as they become due in the usual course of business; or (2) the corporation s total assets would be less than the sum of its total liabilities plus (unless the articles of incorporation permit otherwise, which Newco's do not) the amount that would be needed, if the corporation were to be dissolved at the time of distribution, to satisfy the preferential rights upon dissolution of shareholders whose preferential rights are superior to those receiving the distribution.

     Preemptive Rights. Under the DGCL, stockholders have no preemptive rights unless such rights are expressly granted to them by the certificate of incorporation. SAB's Certificate of Incorporation does not grant preemptive rights to SAB's stockholders.

     The ABCA grants shareholders of an Alabama corporation a preemptive right to acquire the corporation's unissued shares except to the extent the articles of incorporation otherwise provide. Newco s Articles of Incorporation specifically deny preemptive rights to its shareholders.

  Federal Income Tax Consequences of the Reincorporation

     SAB has been advised by Hand Arendall, L.L.C., SAB's counsel, that for federal income tax purposes, the Reincorporation will constitute a reorganization under Section 368 of the Internal Revenue Code and that, consequently, the holders of SAB Delaware shares will not recognize any gain or loss as a result of the Merger. For federal income tax purposes, each stockholder of SAB will retain the same basis in his Newco common shares as he had in the corresponding SAB Delaware Shares held by him immediately prior to the Effective Time, and his or her holding period for his Newco common shares will include the period during which he held the corresponding SAB Delaware Shares.

     Although it is not anticipated that state or local income tax consequences will vary from the federal income tax consequences described above, stockholders should consult their own tax advisers as to the effect of the Reincorporation under state, local or foreign income tax laws.

     SAB has been further advised by Hand Arendall, L.L.C. that Newco will not recognize any gain, loss or income for federal income tax purposes as a result of the Reincorporation and Merger and that it will succeed, without adjustment, to the tax attributes of SAB.


  Other Matters

     If the accompanying proxy card is properly signed and returned to SAB prior to the Special Meeting and not revoked, it will be voted in accordance with the instructions contained therein. If no instructions are given, the persons designated as proxies in the accompanying proxy card will vote the SAB Delaware Shares represented thereby FOR the Reincorporation Proposal described in this Proxy Statement.

     The Board of Directors of SAB is not currently aware of any matters other than those referred to herein which will come before the Special Meeting. If any other matter should be presented for action at the Special Meeting, the persons named in the accompanying proxy card will vote the SAB Delaware shares represented by the proxy in their discretion, in accordance with their best judgment in light of the conditions then prevailing.

     Without affecting any vote previously taken, any stockholder executing a proxy may revoke it at any time before it is actually voted at the Special Meeting by delivering written notice of revocation to the secretary of the company, by submitting a subsequently dated proxy, or by attending the Special Meeting and requesting in writing that the proxy be withdrawn. Attendance at the Special Meeting will not, in and of itself, constitute revocation of a proxy.

     The expense of preparing, printing and mailing proxy materials to SAB stockholders will be borne by SAB. In addition, proxies may be solicited personally or by telephone by officers or employees of SAB, none of whom will receive additional compensation therefor. SAB will also reimburse brokerage houses and other nominees who are record holders of SAB Delaware Shares not beneficially owned by them for their reasonable expenses in forwarding proxy materials to, and obtaining proxies from, the beneficial owners of such SAB Delaware Shares.

     Shareholder proposals intended to be submitted for consideration at the 1997 Annual Meeting of the Shareholders of SAB or Newco, as the case may be, must be submitted in writing to and received by the secretary of such corporation not later than December 6, 1996, to be included in SAB's or Newco's, as the case may be, Proxy Statement and form of proxy relating to that meeting.





                                   /s/ F. Michael Johnson
                                   F. Michael Johnson
                                   Chief Financial Officer and Secretary



  Enclosures


  November 15, 1996

                                                                  Exhibit A

                              PLAN OF MERGER

                                    OF

                    SOUTH ALABAMA BANCORPORATION, INC.
                         (a Delaware corporation)

                               WITH AND INTO

                              SAB NEWCO, INC.
                         (an Alabama corporation)



                                 ITEM ONE
     This Plan of Merger shall be effective upon approval and adoption hereof and the filing of such articles and certificates of merger as are required by applicable law. Upon the effectiveness hereof, South Alabama Bancorporation, Inc., a Delaware corporation ("SAB"), shall merge with and into SAB Newco, Inc., an Alabama corporation ("Newco"), which is a wholly owned subsidiary of SAB. Newco, the surviving corporation, shall continue to exist under, and be governed by, the laws of the State of Alabama.

                                 ITEM TWO
     The Articles of Incorporation of Newco, as amended hereby, shall continue to be the Articles of Incorporation of the surviving corporation.

                                ITEM THREE
     The manner and basis of converting shares of SAB into shares of Newco are as follows:
     (a) Each share of common stock of SAB ($.01 par value) shall, upon the effective date of the merger, without further action, be converted into one
(1) share of common stock of Newco ($.01 par value).
     (b) Each outstanding certificate representing a share or shares of SAB common stock will, upon and after the effective date of the merger, and without any action on the part of the holder, represent the same number of shares of Newco common stock (i.e., a certificate representing one share of SAB common stock will represent one share of Newco common stock).

                                 ITEM FOUR
     The officers of the surviving corporation, upon proper adoption and approval of this Plan of Merger and the filing and recording of the certificates and articles of merger required by law to be made, filed and recorded, shall take any and all other steps which they may deem necessary or appropriate, if any, to effectuate the acquisition by the surviving corporation of the assets of every character and description now owned by the merging corporation.

                                 ITEM FIVE
     The current bylaws of Newco shall continue as the bylaws of the surviving corporation until amended or repealed as provided by law.

                                 ITEM SIX
     The present directors and officers of SAB shall, upon the effective date of the merger, become the directors and officers of the surviving corporation until their successors shall have been elected and qualified as provided in the bylaws of the surviving corporation.

                                ITEM SEVEN
     The Articles of Incorporation of Newco shall be amended as follows:

     Article One shall be amended to read:

          "The name of the corporation shall be South Alabama
          Bancorporation, Inc."

                                ITEM EIGHT
     Newco shall be subject to service of process in Delaware in any proceeding for enforcement of any obligation of SAB, as well as for any obligation of Newco, arising from the merger, and Newco irrevocably appoints the Secretary of State of the State of Delaware as its agent to accept service of process in any such suit or other proceeding related thereto, with any process so served to be sent to Newco at:

          South Alabama Bancorporation, Inc.
          Attention: F. Michael Johnson
          100 St. Joseph Street
          Mobile, AL 36602


                                                                  Exhibit B

                         ARTICLES OF INCORPORATION

                                    OF

                              SAB NEWCO, INC.



     These Articles of Incorporation made and entered into by the undersigned on this ______ day of November, 1996.

                                ARTICLE ONE
     The name of the Corporation shall be SAB NEWCO, INC.

                                ARTICLE TWO
     (a) The total number of shares of capital stock which the Corporation shall have authority to issue is 6,000,000 shares of the par value of $.01 per share, consisting of: (1) 5,500,000 shares of Common Stock and (2) 500,000 shares of Preferred Stock.
     (b) Shares of Preferred Stock may be issued from time to time in one or more classes or series as may be determined from time to time by the Board of Directors, each such class or series to be distinctly designated. Except in respect of the particulars fixed by the Board of Directors for classes or series provided for by the Board of Directors as permitted hereby, all shares of Preferred Stock shall be of equal rank and shall be identical. All shares of any one series of Preferred Stock so designated by the Board of Directors shall be alike in every particular, except that shares of any one series issued at different times may differ as to the dates from which dividends thereon shall be cumulative. The voting powers, if any, of each such class or series and the preferences and relative, participating, optional and other special rights of each such class or series and the qualifications, limitations and restrictions thereof, if any, may differ from those of any and all other classes or series at any time outstanding; and the Board of Directors of the Corporation is hereby expressly granted authority to fix, by resolutions duly adopted prior to the issuance of any shares of a particular class or series of Preferred Stock so designated by the Board of Directors, the voting powers, full or limited, or no voting powers, and such designations, preferences and relative, participating, optional or other special rights, and qualifications, limitations or restrictions of the class or series of Preferred Stock, including, but without limiting the generality of the foregoing, the following:

               (1) The distinctive designation of, and the number of shares of Preferred Stock which shall constitute, such class or series; such number may be increased (except where otherwise provided by the Board of Directors) or decreased (but not below the number of shares thereof then outstanding) from time to time by like action of the Board of Directors;

          (2) The rate and time at which, and the terms and conditions upon which, dividends, if any, on Preferred Stock of such class or series shall be paid, the extent of the preference or relation, if any, of such dividends to the dividends payable on any other class or classes or series of the same or other classes of stock, and whether such dividends shall be cumulative or non-cumulative;

          (3) The right, if any, of the holders of Preferred Stock of such class or series to convert the same into, or exchange the same for, shares of any other class or classes or of any series of the same or any other class or classes of stock and the terms and conditions of such conversion or exchange;

          (4) Whether or not Preferred Stock of such class or series shall be subject to redemption, and the redemption price or prices and the time or times at which, and the terms and conditions upon which, Preferred Stock of such class or series may be redeemed;

          (5) The rights, if any, of the holders of Preferred Stock of such class or series upon the voluntary or involuntary liquidation of the Corporation;

          (6) The terms of the sinking fund or redemption or purchase account, if any, to be provided for the Preferred Stock of such class or series; and

          (7) The voting powers, full or limited, or no voting powers, of the holders of such class or series of Preferred Stock.

     The Board of Directors of the Corporation is further expressly vested with the authority to make the voting powers, designations, preferences, rights and qualifications, limitations or restrictions of any class or series of Preferred Stock dependent upon facts ascertainable outside these Articles of Incorporation or of any amendment hereto, or outside the resolution or resolutions providing for the issue of such stock adopted by the Board of Directors, provided that the manner in which such facts shall operate upon the voting powers, designations, preferences, rights and qualifications, limitations or restrictions of such class or series of Preferred Stock is clearly and expressly set forth in the resolution or resolutions providing for the issuance of such stock adopted by the Board of Directors.

     (c) Except as otherwise provided in these Articles of Incorporation, the Board of Directors shall have authority to authorize the issuance, from time to time without any vote or other action by the stockholders, of any or all shares of stock of the Corporation of any class or series at any time authorized, and any securities convertible into or exchangeable for any such shares, and any options, rights or warrants to purchase or acquire any such shares, in each case to such persons and on such terms (including as a dividend or distribution on or with respect to, or in connection with a split or combination of, the outstanding shares of stock of the same or any other class) as the Board of Directors from time to time in its discretion lawfully may determine; provided, however, that the consideration for the issuance of shares of stock of the Corporation having par value (unless issued as such a dividend or distribution or in connection with such a split or combination) shall not be less than such par value. Shares so issued shall be fully paid stock, and the holders of such stock shall not be liable to any further call or assessments thereon.

                               ARTICLE THREE
     The location and mailing address of the corporation's initial registered office, and the name of its initial registered agent at such address, are as follows:

     F. Michael Johnson
     The Bank of Mobile
     100 St. Joseph Street
     Mobile, Alabama 36602


                               ARTICLE FOUR

     The name and address of the incorporator are as follows:

     Brooks P. Milling, Esq.
     Hand Arendall, L.L.C.
     3000 First National Bank Building
     Mobile, Alabama 36602


                               ARTICLE FIVE

     The number of directors constituting the initial board of directors shall be three (3), and the names and addresses of the persons who are to serve as directors until the first annual meeting of shareholders, or until their successors be elected and qualify, are as follows:

     W. Bibb Lamar, Jr.                      F. Michael Johnson
     The Bank of Mobile                      The Bank of Mobile
     100 St. Joseph Street                   100 St. Joseph Street
     Mobile, Alabama 36602                   Mobile, Alabama 36602

     Stephen G. Crawford
     Hand Arendall, L.L.C.
     3000 First National Bank Building
     Mobile, Alabama 36602


                                ARTICLE SIX
     The purpose of the corporation is to engage in any lawful act or activity for which a corporation may be now or hereafter organized under the Alabama Business Corporation Act (the "ABCA") or by any other law of Alabama and by these Articles of Incorporation together with any powers incidental thereto.

                               ARTICLE SEVEN
     The affirmative vote of the holders of not less than seventy-five percent (75%) of the outstanding stock of the Corporation entitled to vote shall be required for approval if (1) this Corporation merges or consolidates with any other corporation if such other corporation and its affiliates in the aggregate are directly or indirectly the beneficial owners of more than five percent (5%) of the total voting power of all outstanding shares of the voting stock of this Corporation (such other corporation being herein referred to as a "Related Corporation"), or if (2) this Corporation sells or exchanges all or a substantial part of its assets to or with such Related Corporation, or if
(3) this Corporation issues or delivers any stock or other securities of its issue in exchange or payment for any properties or assets of such Related Corporation or securities issued by such Related Corporation, or in a merger of any affiliate of this Corporation with or into such Related Corporation or any of its affiliates; provided, however, that the foregoing shall not apply to any such merger, consolidation, sale or exchange, or issuance or delivery of stock or other securities which was approved by the affirmative vote of not fewer than seventy-five percent (75%) of the directors of this Corporation, nor shall it apply to any such transaction solely between this Corporation and another corporation fifty percent (50%) or more of the voting stock of which is owned by this Corporation. For the purposes hereof, an "affiliate" is any person (including a corporation, partnership, trust, estate or individual) who directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, the person specified. "Control" means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of voting securities, by contract, or otherwise; and, in computing the percentage of outstanding voting stock beneficially owned by any person, the shares outstanding and the shares owned shall be determined as of the record date fixed to determine the stockholders entitled to vote or express consent with respect to such proposal. The stockholder vote, if any, required for mergers, consolidations, sales or exchanges of assets or issuances of stock or other securities not expressly provided for in this Article, shall be such as may be required by applicable law. A "substantial part" of the Corporation s assets shall mean assets the book value of which comprises more than twenty percent (20%) of the book value, or the fair market value of which comprises more than twenty percent (20%) of the fair market value, of the total assets of the Corporation and its subsidiaries taken as a whole.

                               ARTICLE EIGHT
     No action shall be taken by the stockholders except at an annual or special meeting of stockholders. No action shall be taken by stockholders by written consent.

                               ARTICLE NINE
     Special meetings of the stockholders of the Corporation for any purpose or purposes may be called at any time by the Board of Directors, or by a majority of the members of the Board of Directors, or by a committee of the Board of Directors which has been duly designated by the Board of Directors and whose powers and authority, as provided in a resolution of the Board of Directors or in the bylaws of the Corporation, include the power to call such meetings, but such special meetings may not be called by any other person or persons.

                                ARTICLE TEN
     In furtherance and not in limitation of the powers now or hereafter conferred by statute, the Board of Directors is expressly authorized:

          (a)  To make, alter or repeal the bylaws of the Corporation.

          (b) To authorize and cause to be executed mortgages and liens upon the real and personal property of the Corporation.

          (c) To set apart out of any of the funds of the Corporation available for dividends a reserve or reserves for any proper purpose and to abolish any such reserve in the manner in which it was created.

          (d) By a majority of the whole board, to designate one or more committees, each committee to consist of one or more of the directors of the Corporation. The board may designate one or more directors as alternate members of any committee, who may replace any absent or disqualified member at any meeting of the committee. The bylaws may provide that in the absence or disqualification of a member of a committee, the member or members thereof present at any meeting and not disqualified from voting, whether or not he or they constitute a quorum, may unanimously appoint another member of the Board of Directors to act at the meeting in the place of any such absent or disqualified member. Any such committee, to the extent provided in the resolution of the Board of Directors, or in the bylaws of the Corporation, shall have and may exercise all the powers and authority of the Board of Directors to the extent permitted by law.



                              ARTICLE ELEVEN
     (a)  Personal Liability of Directors

          (1) A director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for any action taken, or any failure to take action, as a director, except for liability for (i) the amount of a financial benefit received by a Director to which he or she is not entitled, (ii) an intentional infliction of harm on the corporation or the shareholders, (iii) a violation of Section 10-2B-8.33 of the ABCA, (iv) an intentional violation of criminal law, or (v) a breach of the director's duty of loyalty to the Corporation or its shareholders. If the ABCA is amended after approval by the stockholders of this Article Eleven to authorize corporate action further eliminating or limiting the personal liability of directors, the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the ABCA, as so amended.

          (2) Any repeal or modification of the foregoing subparagraph (1) by the stockholders of the Corporation shall not affect adversely any right or protection of a director of the Corporation existing at the time of that repeal or modification.

     (b)  Indemnification.
          (1) Actions Against Corporation. The Corporation shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed claim, action, suit or proceeding, whether civil, criminal, administrative or investigative, including appeals (other than an action by or in the right of the Corporation in which such person was adjudged liable to the Corporation or any proceeding in which such person is adjudged liable on the basis of receipt of improper personal benefit), by reason of the fact that he is or was a director or officer of the Corporation (including, without limitation, conduct with respect to an employee benefit plan), or is or was serving at the request of the Corporation as a director, officer or partner of another Corporation, partnership, joint venture, trust or other enterprise, against reasonable expenses (including attorneys' fees), judgments, fines and amounts paid in settlement and incurred by him in connection with such claim, action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or, if not acting in his official capacity, not opposed to the best interests of the Corporation (or of the participants or beneficiaries of an employee benefit plan, in the case of conduct with respect to such a plan), and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any claim, action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, be determinative that the person did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the Corporation, as the case may be, and with respect to any criminal action or proceeding, had no reasonable cause to believe that his conduct was unlawful.

          (2) Actions by or in the Right of the Corporation. The Corporation shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed claim, action or suit by or in the right of the Corporation to procure a judgment in its favor by reason of the fact that he is or was a director or officer of the Corporation, or is or was serving at the request of the Corporation as a director, officer or partner of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys' fees) reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or, if not acting in his official capacity, not opposed to the best interests of the Corporation and except that no indemnification shall be made in respect of any such claim, issue or matter as to which such person shall have been adjudged to be liable to the Corporation, unless and only to the extent that the court in which such action or suit was brought or another court of competent jurisdiction shall determine upon application that, despite the adjudication of liability but in view of all circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses as such court shall deem proper.

          (3) Successful Defense. To the extent that a director or officer of the Corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in Subparagraphs
     (1) or (2) of Subsection (b) of this Article Eleven, or in defense of any claim, issue or matter therein, he shall be indemnified against reasonable expenses (including attorneys' fees) incurred by him in connection therewith, notwithstanding that he has not been successful on any other claim, issue or matter in any such action, suit or proceeding.

          (4) Determination of Indemnification. Any indemnification under Subparagraphs (1) or (2) of Subsection (b) of this Article Eleven (unless ordered by a court of competent jurisdiction) shall be made by the Corporation only as authorized in the specific case upon a determination that indemnification of the director, officer or partner is proper in the circumstances because he has met the applicable standard of conduct set forth in Subparagraphs (1) or (2) of Subsection (b) of this Article Eleven. Such determination shall be made (A) by the board of directors by a majority vote of a quorum consisting of directors not at the time parties to such claim, action, suit or proceeding, or its said committee referred to in this section or (B) if such quorum is not obtainable, by a majority vote of a committee duly designated by the directors (with participation in such designation permitted by directors who are parties) consisting solely of two or more directors not at the time parties thereto, or (C) if such a quorum is not obtainable, or, even if obtainable, a quorum of disinterested directors so directs, by special legal counsel selected in accordance with the Alabama Business Corporation Act, or (D) by the shareholders except that shares owned by or voted under the control of directors who are at the time parties to the proceeding may not be voted on the determination. A majority of the shares remaining entitled to vote on the determination (that is after the exclusion of the said shares not entitled to be so voted thereon) constitutes a quorum for the purposes of taking shareholder action under this Article Eleven.

          (5) Advanced Expenses. Expenses (including attorneys' fees) incurred in defending a civil or criminal claim, action, suit or proceeding may be paid by the Corporation in advance of the final disposition of such claim, action, suit or proceeding as authorized in the manner provided in Subparagraph (4) of Subsection (b) of this Article Eleven upon (A) receipt of a written affirmation by the director or officer seeking the advance of a good faith belief that he or she has met the standard of conduct required under this Article Eleven, (B) receipt of an undertaking as an unlimited general obligation (without the necessity of security and without reference to financial ability to make repayment) by or on behalf of the director or officer to repay such amount if and to the extent that it shall be ultimately determined that he is not entitled to be indemnified by the Corporation as authorized in this Article Eleven and (C) a determination (made by the person or persons and in the manner specified in Subparagraph (4) of Subsection (b) of this Article Eleven) that the facts then known to those making said determination would not preclude indemnification under this Article Eleven.

          (6) Non-Exclusiveness. The indemnification authorized by this Article Eleven shall not be deemed exclusive of and shall be in addition to any other right (whether created prior or subsequent to the adoption of these Articles of Incorporation) to which those indemnified may be entitled under any statute, rule of law, provisions of Articles of Incorporation, bylaws, agreement, vote of shareholders or disinterested directors, or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a director, officer or partner and shall inure to the benefit of the heirs, executors and administrators of such a person. This Article Eleven does not and shall not be deemed to limit or restrict the authority and power of the Corporation to pay or reimburse expenses incurred by such person in connection with his or her appearance as a witness in a proceeding at a time when he or she has not been made a named defendant or respondent therein.

          (7) Insurance. The Corporation shall have power to purchase and maintain insurance or furnish similar protection (including, but not limited to, trust funds, self-insurance reserves, or the like) on behalf of any person who is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, partner, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against him and incurred by him in any such capacity or arising out of his status as such, whether or not the Corporation would have the power to indemnify him against such liability under the provisions of this Article Eleven.

                              ARTICLE TWELVE
     Any stockholder entitled to vote for the election of directors may make nominations for the election of directors only by giving written notice to the Secretary of the Corporation at least 30 days but not more than 60 days prior to the annual meeting of stockholders at which directors are to be elected, unless such requirement is waived in advance of the meeting by the Board of Directors.

                             ARTICLE THIRTEEN
     The Corporation reserves the right to amend, alter, change or repeal any provisions contained in these Articles of Incorporation in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation; provided, however, that the provisions of Articles Seven, Eight, Nine and Twelve and this Article
Thirteen may not be repealed or amended in any respect unless, in addition to other statutory requirements, such repeal or amendment is approved by either the affirmative vote of the holders of not less than seventy-five percent (75%) of the outstanding stock of the Corporation entitled to vote or the affirmative vote of not less than seventy-five percent (75%) of the directors.

                             ARTICLE FOURTEEN
     Shareholders of the Corporation shall not have any preemptive right to acquire the Corporation s unissued shares.

     IN WITNESS WHEREOF, the undersigned incorporator has hereunto set his hand and seal on the date first above written.

                              -

                              /s/ Brooks P. Milling  (SEAL)
                              BROOKS P. MILLING, as Incorporator




THIS INSTRUMENT PREPARED BY:

Brooks P. Milling, Esq.
of Hand Arendall, L.L.C.
3000 First National Bank Building
Post Office Box 123
Mobile, Alabama  36601